NEWS

Cooper Tire & Rubber Company Reports Third Quarter 2013 Results

•	Unusual items related to the terminated merger agreement with Apollo Tyres, including issues at the Cooper Chengshan (Shandong) Tire Company Ltd. (CCT) joint venture, negatively impacted third quarter performance
•	Despite the negative impact of unusual items, Cooper will report positive operating profit and net income attributable to the company for the fourth quarter and second half of 2013
•	Cooper to report 2013 year-end cash and cash equivalents approaching $400 million

FINDLAY, Ohio, February 28, 2014 – Cooper Tire & Rubber Company (NYSE: CTB) today reported results for the third quarter of 2013. Net sales were $832 million, a decrease of $263 million compared with the same period in 2012. Operating profit for the third quarter was $28 million, which is $102 million lower than the same period in 2012 and 3.4% of net sales. The company reported a net loss attributable to Cooper Tire & Rubber Company of $168,000 in the third quarter. This compares with a net profit of $74 million, or $1.17 per share, for the same period in 2012. For the first nine months of 2013, operating profit was $194 million compared with $273 million for the same period in 2012.

“With the merger agreement terminated and operations returning to normal at CCT, we are resuming financial reporting and moving our business forward,” said Cooper Chairman, Chief Executive Officer and President Roy Armes. “As expected, issues surrounding the merger had a significant negative impact on our third quarter results, and we anticipate some carry over of these negative impacts to a lesser degree in the near term,” he said. “Still, our business model remains resilient and we will report positive operating profit and net income for the fourth quarter and second half of 2013. We will also end the year with a strong balance sheet, which is important as we continue to invest in our business and focus on delivering value to stockholders.”

Third quarter operating profit was impacted by a number of unusual items including actions at the CCT joint venture in Rongcheng, China that took place in response to the merger agreement. On July 13, 2013, workers at CCT began a temporary work stoppage. When they returned to work on August 17, 2013, workers resumed production but excluded Cooper brand products. These actions reduced operating profit during the third quarter by $29 million, including $22 million from lower volume and $7 million from manufacturing inefficiencies. Cooper also incurred $5 million of expenses associated with the merger during the third quarter.

In addition to these unusual items, the company’s third quarter 2013 operating profit included $36 million from lower raw materials costs, which was more than offset by unfavorable pricing and mix of $76 million. Lower unit volumes resulting from shipping inefficiencies related to continued ERP system deployments, as well as increased competition that impacted private label and lower price point tire volumes in North America, decreased profit by $22 million. In total, manufacturing costs were $11 million unfavorable, driven by $13 million of costs associated with production curtailments in North America caused by the lower volumes. All other costs were $5 million lower compared with the third quarter of 2012.

The $168,000 net loss in the third quarter included the impact of an 84% tax rate. This unusually high rate was caused by $8 million of discrete items in the quarter. In comparison, the full year tax rate is expected to be between 36% and 40%.

Results for First Nine Months of 2013

For the first nine months of 2013, operating profit was $194 million compared with $273 million for the same period in 2012. Results for the first nine months of 2012 included several one-time items: incremental costs of $29 million related to labor issues at the company’s Findlay facility, a U.K. pension curtailment gain of $7 million, and $5 million in start-up costs at the company’s Serbia facility, which, in combination, resulted in a net negative impact of $27 million. Results for the first nine months of 2013 include $29 million of unfavorable impacts related to the labor issues at CCT described above and $9 million of incremental costs related to the announced merger agreement with Apollo.

-more-

Cooper Q3 2013 Results—2

Excluding these non-recurring and unusual items from both periods, operating profit was $68 million lower for the first nine months of 2013 than for the same period in 2012. Results include lower material costs of $246 million, which were more than offset by unfavorable pricing and mix of $200 million and lower unit volumes of $73 million. Manufacturing costs were $30 million unfavorable, including $23 million of costs associated with 2013 production curtailments in North America related to reduced volumes. Lower products liability costs of $13 million were offset by higher selling, general and administrative costs of $13 million and other higher costs of $11 million related to carrying higher inventories, as well as shipping inefficiencies, which resulted largely from the short-term effects of ERP system deployments.

Cooper ended the third quarter with $310 million in cash and cash equivalents, a decrease of $42 million from December 31, 2012, and an increase of $66 million from second quarter 2013.

A summary presentation of information related to the quarter, including segment details, is posted on the company's website at http://coopertire.com/Investors/Financials/Quarterly-Summary.aspx.

Outlook for Q4 and Full-Year 2013

As noted earlier, the company will report positive operating profit and net income attributable to Cooper Tire & Rubber Company for the fourth quarter and second half of 2013 despite negative effects that occurred in the third quarter related to the Apollo merger agreement as well as increased competition that reduced the company’s private label and lower price point tire volumes in North America. These negative impacts are expected to carry over into results for the fourth quarter of 2013 and beyond, but to a lesser degree. Cooper will report 2013 year-end cash and cash equivalents approaching $400 million.

Third quarter raw material prices were down by approximately 8.1% from the third quarter of 2012. Management expects to report that fourth quarter 2013 raw material prices will decline approximately 1.3% sequentially compared to the third quarter. The long-term raw material outlook is for prices to generally trend higher with periods of volatility.

As Cooper continues to invest in its business, capital expenditures for 2013 will be between $180 million and $190 million.

As noted earlier, Cooper’s tax rate for 2013 is expected to be between 36% and 40%.

“We remain confident that Cooper will successfully move past the negative near-term impacts we have described today. Our business model has demonstrated its resilience and we continue to execute the solid strategic plan that positions Cooper well for future growth,” Armes said. “Cooper has a strong global network of manufacturing facilities and distribution sites, a skilled workforce, outstanding product development and technical capabilities, as well as a loyal customer base. These assets and others will continue to be the basis for our success over the long term,” he concluded.

Fourth Quarter and Full-Year 2013 Results to be Released in Mid-March 2014

Cooper plans to issue fourth quarter and full-year 2013 financial results in mid-March. The specific date for the earnings release and conference call will be announced by the company in the near future. With that earnings report, Cooper will provide customary comments regarding the outlook for 2014 and resume regular earnings conference calls with question and answer sessions.

No conference call will be held in conjunction with today’s third quarter 2013 results per the company’s prior disclosure.

Forward Looking Statements

This release contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk. Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “will,” “should, ” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

-more-

Cooper Q3 2013 Results—3

It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	volatility in raw material and energy prices, including those of rubber, steel, petroleum based products and natural gas and the unavailability of such raw materials or energy sources;

•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;

•	changes in economic and business conditions in the world;

•	failure to implement information technologies or related systems, including failure by the Company to successfully implement an ERP system;

•	increased competitive activity including actions by larger competitors or lower-cost producers;

•	the failure to achieve expected sales levels;

•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;

•	the ultimate outcome of litigation brought against the Company, including stockholders lawsuits relating to the Apollo merger as well as products liability claims, in each case which could result in commitment of significant resources and time to defend and possible material damages against the Company;

•	changes to tariffs or the imposition of new tariffs or trade restrictions;

•	changes in pension expense and/or funding resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions, or changes to related accounting regulations;

•	government regulatory and legislative initiatives including environmental and healthcare matters;

•	volatility in the capital and financial markets or changes to the credit markets and/or access to those markets;

•	changes in interest or foreign exchange rates;

•	an adverse change in the Company’s credit ratings, which could increase borrowing costs and/or hamper access to the credit markets;

•	the risks associated with doing business outside of the United States;

•	the failure to develop technologies, processes or products needed to support consumer demand;

•	technology advancements; the inability to recover the costs to develop and test new products or processes;

•	the impact of labor problems, including labor disruptions at the Company, its joint ventures, including CCT, or at one or more of its large customers or suppliers;

•	failure to attract or retain key personnel;

•	consolidation among the Company’s competitors or customers;

•	inaccurate assumptions used in developing the Company’s strategic plan or operating plans or the inability or failure to successfully implement such plans;

•	failure to successfully integrate acquisitions into operations or their related financings may impact liquidity and capital resources;

•	the ability to sustain operations at CCT, including obtaining financial and other operational data of CCT;

•	changes in the Company’s relationship with its joint-venture partners, or changes in the ownership structure of its joint ventures, including changes resulting from the previously announced agreement between the Company and the CCT joint-venture partner;

•	the inability to obtain and maintain price increases to offset higher production or material costs;

•	inability to adequately protect the Company’s intellectual property rights;

•	inability to use deferred tax assets; and

•	the ultimate outcome of legal actions brought by the Company against wholly-owned subsidiaries of Apollo Tyres Ltd.

-more-

Cooper Q3 2013 Results—4

It is not possible to foresee or identify all such factors. Any forward-looking statements in this release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement. Further information covering issues that could materially affect financial performance is contained in the Company's periodic filings with the U. S. Securities and Exchange Commission (“SEC”).

###

About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specialize in the design, manufacture, marketing, and sales of passenger car and light truck tires. Cooper has joint ventures, affiliates and subsidiaries that also specialize in medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design facilities within its family of companies located in 11 countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Investor Contact:

419.424.4165

investorrelations@coopertire.com

Media Contact:

Anne Roman

419.429.7189

alroman@coopertire.com

Cooper Tire & Rubber Company

Consolidated Statements of Operations

(Unaudited)

(Dollar amounts in thousands except per share amounts)

	Quarter Ended		Nine Months Ended
	September 30		September 30
	2012	2013	2012	2013

Net sales	$1,095,626	$832,419	$3,138,366	$2,578,226
Cost of products sold	897,468	735,015	2,675,875	2,172,744
Gross profit	198,158	97,404	462,491	405,482

Selling, general and administrative	68,555	69,496	189,764	211,744
Operating profit	129,603	27,908	272,727	193,738

Interest expense	7,115	6 ,684	23,973	21,016
Interest income	542	270	1,914	707
Other income (expense)	(315)	(348)	333	(587)
Income before income taxes	122,715	21,146	251,001	172,842

Income tax expense	40,004	17,845	81,650	65,104

Net income	82,711	3,301	169,351	107,738

Net income attributable to noncontrolling shareholders' interests	8,598	3,469	21,924	16,340

Net income (loss) attributable to Cooper Tire & Rubber Company	$74,113	$(168)	$147,427	$91,398

Basic earnings per share:

Net income attributable to Cooper Tire & Rubber Company common Stockholders	$1.18	$0.00	$2.36	$1.44

Diluted earnings per share:

Net income attributable to Cooper Tire & Rubber Company common Stockholders	$1.17	$0.00	$2.34	$1.42

Weighted average shares outstanding (000s):
Basic	62,561	63,365	62,405	63,311
Diluted	63,274	63,365	63,042	64,278
Depreciation and amortization	$32,083	$33,712	$96,194	$99,222
Capital expenditures	$45,608	$42,335	$123,477	$135,412

Segment information
Net sales
North American Tire	$816,257	$633,045	$2,284,563	$1,858,504
International Tire	411,256	264,450	1,234,353	958,751
Eliminations	(131,887)	(65,076)	(380,550)	(239,029)

Segment profit (loss)
North American Tire	$104,830	$38,762	$192,717	$169,381
International Tire	35,506	3,083	111,381	62,322
Eliminations	(3,163)	1,736	(7,009)	2,900
Unallocated corporate charges	(7,570)	(15,673)	(24,362)	(40,865)

******************************

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30
	2012	2013
Assets
Cash and cash equivalents	$271,512	$309,805
Notes receivable	51,130	68,996
Accounts receivable	504,013	440,997
Inventories	585,958	587,390
Other current assets	66,201	86,861
Total current assets	1,478,814	1,494,049

Net property, plant and equipment	902,891	958,967
Goodwill	18,851	18,851
Restricted cash	9,388	2,653
Deferred income tax assets	196,078	200,284
Intangibles and other assets	161,737	178,164
	$2,767,759	$2,852,968

Liabilities and Equity
Current liabilities:
Notes payable	$47,688	$26,526
Trade payables and accrued liabilities	651,763	577,639
Income taxes	20,943	13,488
Current portion of long-term debt	2,336	17,917
Total current liabilities	722,730	635,570

Long-term debt	336,631	326,414
Postretirement benefits other than pensions	299,344	294,798
Pension benefits	335,766	401,351
Other long-term liabilities	187,435	159,886
Deferred income taxes	8,252	7,477
Equity	877,601	1,027,472
	$2,767,759	$2,852,968

These interim statements are subject to year-end adjustments.

Certain amounts from 2012 have been reclassed to conform to 2013 presentation.